UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 14, 2014

CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-52891	20-8429087
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Determination of Estimated Net Asset Value Per Share

Corporate Property Associates 17 – Global Incorporated (“we,” “our” and CPA®:17 – Global”) announced today that our estimated net asset value per share (“NAV”) as of December 31, 2013 has been determined to be approximately $3.0 billion, or $9.50 per share of common stock. The estimated NAV was calculated by our external advisor relying in part on an appraisal of the fair market value of our real estate portfolio and estimates of the fair market value of our mortgage debt, both at December 31, 2013, provided by Robert A. Stanger & Co., Inc. (“Stanger”), an independent consultant and service provider to the real estate industry. Our advisor then adjusts this amount based on certain factors, principally estimated disposition costs (including estimates of expenses, commissions and fees payable to the advisor) and our other net assets and liabilities as of the same date. The estimate produced by this calculation is then rounded to the nearest $0.10 on a per share basis.

Starting March 2014, the NAV of $9.50 will be used for purposes of effectuating permitted redemptions of our common stock and issuing shares pursuant to our distribution reinvestment plan.

The determination of NAV involves a number of assumptions and judgments, including disposition costs. These assumptions and judgments may prove to be inaccurate. There can be no assurance that a stockholder would realize $9.50 per share if we were to liquidate or engage in another type of liquidity event today.

The table below sets forth the material items included in the calculation of our estimated NAV ($ in thousands, except per share amounts). A summary of the methodology used by Stanger, as well as the assumptions and limitations of their work for us, follows the table.

	Real Estate Value(1)	$4,894,575
(less)	Fair Market Value of Property Debt	2,217,224
(less)	Estimated Disposition Expenses	17,131
(plus)	Other Net Tangible Assets(2)	361,162
(less)	Estimated Liquidation Stage Fees(3)	-
	Estimated Net Asset Value	$3,021,382
	Shares Outstanding(4)	317,354
	Estimated NAV Per Share(5)	$9.50

(1) Appraised real estate value of $4,675,346 adjusted by $213,950 for our equity interests in certain joint ventures and $5,279 for a note receivable.

(2) Comprised substantially of cash.

(3) We assumed that the estimated liquidation stage fees were zero because the estimated net asset value did not exceed 100% of the original capital as of December 31, 2013.

(4) Based on shares outstanding as of December 31, 2013.

(5) Rounded to nearest $0.10.

Appraised Real Estate Value

Summary of Methodology

The real property appraisal was based on the income method of valuation by applying to the portfolio properties other than the fee-simple self-storage properties, a discounted cash flow analysis to: (1) the estimated net cash flow for each property in the portfolio during the remaining anticipated lease term unencumbered by mortgage debt; and (2) the estimated residual value of each property from a hypothetical sale of the property upon the assumed expiration of the lease. The hypothetical sale amount was derived by capitalizing the estimated stabilized net operating income of each property for the year following the lease expiration at a selected capitalization rate and deducting estimated costs of sale. The discounted cash flow analysis also included re-tenanting costs at the end of the assumed least term, as appropriate, including downtime costs, tenant improvement allowances, rental concessions and leasing commissions. In the case where a tenant had a purchase option deemed to be materially favorable to the tenant, or the tenant had long-term renewal options at rental rates below estimated market rental rates, the appraisal assumed the exercise of such purchase option or long-term renewal options in its determination of residual value. Where a property was deemed to have excess land, the discounted cash flow analysis included the estimated excess land value at the assumed expiration of the lease, based upon an analysis of comparable land sales or listings in the general market area of the property grown at estimated market growth rates through the assumed year of lease expiration. For the 59 self-storage properties owned in fee-simple by us, a direct capitalization analysis was performed.  For those properties in our portfolio that were currently under contract for sale or under letter of intent where a sale contract upon such terms was anticipated, the appraised value of the portfolio reflects the then-current contractual sale price of such properties. For those properties acquired within the last six-months, the appraised value of the portfolio reflects the acquisition price.

The discount rates and residual capitalization rates used in the discounted cash flow analysis to value the properties were selected based on several factors, including the creditworthiness of the lessees, industry surveys, discussions with industry professionals, property type, location and age, current lease rates relative to estimated market lease rates, anticipated lease duration, and other factors deemed appropriate. The discount rates applied to the estimated net cash flow of each property ranged from approximately 5.50% to 16.25% with a weighted average of approximately 8.78%. The discount rates applied to the estimated residual value of each property ranged from approximately 5.00% to 16.25% with a weighted average of approximately 8.84%. The residual capitalization rates applied to the properties ranged from approximately 5.50% to 15.25%, with a weighted average of approximately 8.6%  For the fee-simple self-storage assets, the capitalization rates applied were based upon several factors, including industry surveys, discussions with industry professionals, information on capitalization rates from sale transactions, property type, location and age, and other factors deemed appropriate.  The capitalization rates applied to the estimated net operating income of each such property for the twelve-month period following the valuation date ranged from approximately 5.25% to 7.75% with a weighted average of approximately 6.1%.

Conclusion as to our Real Estate Portfolio Value

The result of the analysis outlined above was then adjusted where appropriate to reflect our economic ownership interest in each property and to convert each non-domestically located property value to U.S. dollars based upon foreign exchange rates as of the valuation date. Based on the analyses outlined above, and subject to the assumptions and limitations below, the “as is” market value of our real estate portfolio as of December 31, 2013 was approximately $4,675,346,000. The resulting imputed capitalization rate based on the estimated net operating income of the portfolio for the twelve month period following the valuation date was approximately 7.0% (unadjusted for our ownership interest in the portfolio and excluding properties valued at acquisition cost or pending sale price).

Assumptions and Limitations

The appraisal is subject to certain assumptions and limiting conditions, including: (i) Stanger assumes no responsibility for matters of a legal nature affecting any of the properties in our real estate portfolio and title to each property is assumed to be good and marketable and each property is assumed to be free and clear of all liens unless otherwise stated; (ii) the appraisal assumes (a) responsible ownership and competent management of each property, (b) no hidden or unapparent conditions of any property’s subsoil or structure that would render such property more or less valuable, (c) full compliance with all applicable federal, state and local zoning, access and environmental regulations and laws, and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which Stanger’s opinion of value contained in the appraisal is based; (iii) the information upon which Stanger’s appraisal is based has been provided by or gathered from sources assumed to be reliable and accurate, including information that has been provided to Stanger by our advisor and Stanger is not responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, exhibits and other factual matters; (iv) any necessary repairs or alterations to any property in our real estate portfolio are assumed to be completed in a workmanlike manner; (v) the physical attributes and condition of the property improvements are based on representations by us and Stanger assumes no responsibility for the soundness of structural members or for the condition of mechanical equipment, plumbing or electrical components; (vi) Stanger has made no survey of the properties in the portfolio and has assumed that there are no soil, drainage or environmental issues that would impair its opinion of value; (vii) any projections of income and expenses included in the appraisal and the valuation parameters utilized are not predictions of the future; rather, they are Stanger’s best estimate of current market thinking as of the valuation date relating to future income and expenses and Stanger makes no warranty or representation that any such projections will materialize; (viii) Stanger’s opinion of value represents normal consideration for our portfolio sold unaffected by special terms, services, fees, costs, or credits incurred in a transaction; (ix) Stanger has no knowledge of the existence of hazardous materials on or in any property, nor is Stanger qualified to detect such hazardous substances and Stanger assumes no responsibility for the detection or existence of such conditions as such considerations are not within the scope of Stanger’s engagement; (x) Stanger has assumed that each property is free of any negative impact with regard to the Environmental Cleanup Responsibility Act or any other environmental problems or with respect to non-compliance with the Americans with Disabilities Act (“ADA”) and no investigation has been made by Stanger with respect to any potential environmental or ADA problems as such investigation is not within the scope of Stanger’s engagement; (xi) Stanger’s opinions of value do not reflect any potential premium or discount a potential buyer may assign to an assembled portfolio of properties or to a group of properties in a particular local market and (xii) Stanger’s opinion of our real estate portfolio value was based upon Stanger’s engagement agreement with us which called for the sole use of the income approach to value, the assumption that the highest and best use of each property was as currently improved, that any property under contract for sale at or around the valuation date be valued at its contractual sale price, as provided by us, and that any property purchased within six months of the valuation date be valued at its acquisition cost as provided by us, net of any capitalized costs or fees.

Fair Value of Debt

Summary of Methodology

Stanger performed a valuation of our property-level debt by reviewing available market data for comparable liabilities and applying selected discount rates to the stream of future debt payments. The discount rates were selected based on several factors including U.S. Treasury, London Interbank Offered Rate and Euro Interbank Offered Rate yields as of the valuation date, as well as loan specific items such as loan-to-value ratios, debt service coverage ratios, collateral property location, age and type, prepayment terms, and maturity and loan origination date.

The discount rates applied to the future property level debt payments for the registrant ranged from approximately 2.0% to 9.15%.  The weighted average contractual interest rate is approximately 5.00% and the estimated market weighted average interest rate is approximately 4.40%.

Conclusion as to Value of Debt

Based on the analysis described above, and subject to the assumptions and limitations discussed below, Stanger determined the aggregate fair market value of our property-level debt to be approximately $2,217,224,000, as of December 31, 2013.

Assumptions and Limitations

Stanger’s valuation of the property-level debt is based in part on the “as is” market value of our real estate portfolio as of December 31, 2013 and the estimates of property net operating income contained therein, and is subject to the assumptions and limiting conditions related thereto, as discussed above.  In addition, Stanger’s valuation of the property-level debt is subject to certain other assumptions and limiting conditions, including: (i) Stanger has been provided with loan documents and/or loan summaries, loan payment schedules and other factual loan information by W. P. Carey Inc. (the ultimate parent company of our advisor) and has relied upon and assumed that such information is correct in all material respects and no warranty is given by Stanger as to the accuracy of such information; (ii)  each collateral property is assumed to be free and clear of liens (other than the mortgage being valued); (iii) information furnished by others, upon which all or portions of Stanger’s value opinion is based is believed to be reliable, but has not been verified and no warranty is given as to the accuracy of such information; and (iv) all mortgages are assumed to be salable, transferable or assumable between parties and are further assumed not to be in default. Stanger’s opinion of the property-level debt value was predicated on the above assumptions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 17 - Global Incorporated

Date: March 14, 2014	By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director and Secretary